Exhibit 99.1

Trovagene Announces First Quarter 2017 Company Highlights and Financial Results

SAN DIEGO, CA — May 10, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced company highlights and financial results for the first quarter ended March 31, 2017.

“We are excited about the advancement of our business in precision medicine and the development of precision cancer therapeutics for improved cancer care. This includes the licensing and progress in our clinical development plans for PCM-075, our investigational, oral and highly-selective polo-like kinase 1 (PLK1) inhibitor for the treatment of acute myeloid leukemia (AML),” said Bill Welch, Chief Executive Officer of Trovagene. “I am also pleased to announce that we have entered into two separate agreements with large international pharmaceutical companies to provide our CLIA/CAP-accredited tests and laboratory services. Both companies plan to use our Trovera® liquid biopsy tests to evaluate patients’ response to treatment in their clinical trials.”

Company Highlights

Updated Progress Towards the Clinical Development of PCM-075

In March 2017, we announced the licensing of exclusive global rights for the development and commercialization of PCM-075, an oral and highly-selective polo-like kinase 1 (PLK1) inhibitor, from Nerviano Medical Sciences, S.r.l.

•                  A Phase 1 study has been completed in patients with advanced metastatic cancers with data indicating an acceptable safety profile, as well as antitumor activity

•                  A contract research organization (CRO) has been engaged to support the PCM-075 development process

•                  Dr. Sandra Silberman, a physician and leading clinical researcher, with significant experience in AML, joined our Clinical Advisory Board to support the PCM-075 development process

•                  Completed transfer of the Investigational New Drug (IND) application with the FDA from Nerviano Medical Sciences to Trovagene

•                  Announced development of a planned IND application to the FDA Division of Hematology Products (DHP) for a Phase 1/2 clinical trial to determine dosing in patients with AML, provide a preliminary assessment of response, and explore the use of correlative biomarker analysis to select patients most likely to respond

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

•                  Our internal goal is to obtain FDA acceptance of the Phase 1/2 clinical trial protocol, secure study sites and initiate the trial with the first patient enrolled in 2017.

Precision Medicine Programs — Agreements with Pharmaceutical Companies

We have entered into two separate agreements with large international pharmaceutical companies to provide our CLIA/CAP-accredited tests and testing services.

•                  Our Trovera® liquid biopsy tests will be used by both companies to evaluate patients’ response to treatment in their respective clinical trials.

NextCollect™ Urine Collection and DNA Preservation System

Production and business development strategy and plans in place for the first-of-its kind universal urine collection and DNA preservation system for research use only (RUO)

•                  NextCollect™ simplifies the urine collection process and optimizes the preservation of DNA, with broad applications in oncology and beyond

•                  Completion of production and introduction of NextCollect™ for RUO planned in Q2’2017

First Quarter 2017 Financial Results

•                  Trovagene reported a net loss of $10.0 million, or $0.32 per diluted share in the first quarter of 2017, as compared to a net loss of $10.3 million, or $0.36 per diluted share, for the same quarter of 2016.

•                  Excluding restructuring charges of $1.7 million and a $2.0 million license fee that was expensed to Research and Development from the acquisition of the Nerviano license for PCM-075, total operating expenses were approximately $6.5 million in the first quarter of 2017, a significant reduction from $10.6 million in the first quarter of 2016.

•                  The Company announced on March 15, 2017, a restructuring program to support its expansion into precision cancer therapeutics.  This restructuring is in addition to the previously announced restructuring program in December 2016.  Combined, these programs reduce Trovagene’s annual pre-tax expenses by approximately $12.0 million per year, excluding one-time separation costs, through the reduction of approximately 50 personnel and expenses primarily linked to research and commercialization of certain diagnostic programs.

•                  Trovagene has maintained its CLIA/CAP-accredited laboratory for clinical services to pharmaceutical companies and for internal activities.  In total, Trovagene has approximately

25 personnel in CLIA operations, research, commercial development and general and administrative services.  The Company is working with third-party vendors, including clinical research organizations and consultants, to develop and file its PCM-075 Phase 1/2 study protocol with the FDA.

•                  Research and development expenses in the first quarter of 2017 were $4.3 million, which included a one-time license fee of $2.0 million to Nerviano Medical Sciences for PCM 075.  Excluding this one-time license fee, the research and development expenses in the first quarter of 2017 were $2.3 million, compared to $3.2 million in the first quarter of 2016, a reduction of $0.9 million.

•                  Selling and Marketing expenses were $1.4 million in the first quarter of 2017, compared to $3.1 million for the same period in 2016, a decrease of $1.7 million as a result of the reduction in sales force.

•                  General and Administrative expenses were reduced by $1.8 million to $2.2 million in the first quarter of 2017, compared to $4.0 million in the first quarter of 2016, primarily due to the decrease of stock-based compensation.

•                  Net cash used in operating activities in the first quarter of 2017 was $8.8 million, compared to $6.9 million in the first quarter of 2016.  The quarter-over-quarter increase can be attributed primarily to restructuring charges and the acquisition of the Nerviano license for PCM-075.  Excluding these one-time events, net cash used in operating activities in the first quarter of 2017 was approximately $6.8 million.

•                  The company estimates the quarterly cash burn rate for the remainder of 2017 to range between $4.0 to around $5.0 million.

•                  The weighted average diluted shares of common stock outstanding used to calculate per share results was 31.0 million.

•                  As of March 31, 2017, Trovagene had approximately $28.8 million of cash, cash equivalents and short-term investments.

Conference Call Information

Trovagene will hold a conference call today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time) to review its first quarter 2017 financial results.  A live webcast of the Company’s conference call will be available online at: https://www.webcaster4.com/Webcast/Page/1133/20735.

To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10097532. To access the telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10105678. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference at http://trovagene.investorroom.com/events.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

(Financial Information to Follow)

Trovagene Contact:

Vicki Kelemen

Sr. Director, Communications

858-952-7652

vkelemen@trovagene.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2017	2016

Revenues:
Royalties	$66	$113
Diagnostic services	29	7
Total revenues	95	120

Costs and expenses:
Cost of revenues	616	309
Research and development	4,280	3,208
Selling and marketing	1,408	3,058
General and administrative	2,197	4,004
Restructuring charges	1,720	—
Total operating expenses	10,221	10,579

Loss from operations	(10,126)	(10,459)

Net interest expense	(429)	(338)
Gain from change in fair value of derivative financial instruments- warrants	556	534
Net loss	$(9,999)	$(10,263)
Preferred stock dividend	(6)	(6)
Net loss attributable to common stockholders	$(10,005)	$(10,269)
Net loss per common share - basic	$(0.32)	$(0.35)
Net loss per common share - diluted	$(0.32)	$(0.36)
Weighted average shares outstanding - basic	30,961	29,755
Weighted average shares outstanding - diluted	30,961	30,108

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2017	December 31, 2016

Assets

Current assets:
Cash, cash equivalents and short-term investments	$28,803	$37,893
Accounts receivable	80	100
Prepaid expense and other assets	846	957
Total current assets	29,729	38,950
Property and equipment, net	3,567	3,827
Other assets	629	1,173
Total Assets	$33,925	$43,950

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$968	1,131
Accrued expenses	3,831	4,021
Deferred rent	285	285
Current portion of long-term debt	3,873	2,360
Total current liabilities	8,957	7,797

Long-term debt, less current portion	12,700	14,176
Derivative financial instruments - warrants	279	835
Deferred rent, net of current portion	1,308	1,374
Total Liabilities	23,244	24,182

Stockholders’ equity	10,681	19,768
Total liabilities and stockholders’ equity	$33,925	$43,950

Trovagene, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2017	2016

Operating activities
Net loss	$(9,999)	$(10,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	331	157
Stock based compensation expense	921	2,811
Change in fair value of derivative financial instruments - warrants	(556)	(534)
Other non-cash items	775	121
Changes in operating assets and liabilities	(230)	792
Net cash used in operating activities	(8,758)	(6,916)

Investing activities:
Capital expenditures, net	(11)	(352)
Net maturities of short-term investments	5,195	—
Net cash provided by (used in) investing activities	5,184	(352)

Financing activities:
Proceeds from exercise of options	—	134
Net repayment of debt	(157)	(370)
Net cash used in financing activities	(157)	(236)
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Net change in cash and equivalents	(3,732)	(7,504)
Cash and cash equivalents—Beginning of period	13,915	67,493
Cash and cash equivalents—End of period	$10,183	$59,989